Exhibit 10.14

Executive Officer Compensation Summary

The executive officers of Momenta Pharmaceuticals, Inc. (the “Company”) are: (i) Alan L. Crane, President and Chief Executive Officer; (ii) John Bishop, Vice President, Pharmaceutical Sciences and Manufacturing; (iii) Steven B. Brugger, Vice President, Strategic Business Operations; (iv) Richard P. Shea, Vice President, Chief Financial Officer; (v) Ganesh Venkataraman, Senior Vice President, Research; and (vi) Susan K. Whoriskey, Vice President, Licensing and Business Development.

The compensation structure for executive officers of the Company consists of three components: (i) base salary, (ii) discretionary cash bonuses and (iii) stock options or other equity-based awards.

Employment Agreements With Executive Officers

The Company has entered into employment agreements with Alan L. Crane, Ganesh Venkataraman and Susan K. Whoriskey. The annual salary, severance and termination provisions of such agreements are as follows:

Alan L. Crane

The Company entered into an employment agreement with Mr. Crane, dated March 15, 2002, which was amended on June 7, 2005 in connection with Mr. Crane’s resignation as the Chairman of the Board of Directors of the Company. Pursuant to this agreement, Mr. Crane is to receive an annual base salary of $370,000, subject to annual increases upon review by the Compensation Committee of the Board of Directors (the “Committee”). In connection with the execution of the agreement, the Company paid Mr. Crane a bonus of $106,585 on March 15, 2002.

Under Mr. Crane’s agreement, either the Company or Mr. Crane may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if the Company terminates Mr. Crane’s employment without cause or Mr. Crane terminates his employment for good reason. If, however, Mr. Crane commences full-time employment or enters into a consulting arrangement during the period of time for which the Company is providing severance benefits to Mr. Crane, then the Company’s cash severance payments to Mr. Crane will be reduced by the amount of any cash compensation Mr. Crane earns in his new employment or consulting arrangement. In addition, the Company will have no obligation to provide for benefits so long as the quality of the benefits provided by the new employer are equivalent or superior to the benefits provided by the Company.

Susan K. Whoriskey

The Company entered into an employment agreement with Dr. Whoriskey, dated April 10, 2002. Pursuant to this agreement, Dr. Whoriskey is to receive an annual base salary of $180,000, subject to increases upon review at least once every six months. Under the agreement, either the Company or Dr. Whoriskey may terminate her employment at any time, subject to continuation of salary payment and benefits for three months if the Company terminates Dr. Whoriskey’s employment without cause or Dr. Whoriskey terminates her employment for good reason.

Ganesh Venkataraman

The Company entered into an employment agreement with Dr. Venkataraman, dated June 13, 2001, which was amended and restated on April 10, 2002. Pursuant to this agreement, Dr. Venkataraman is to receive an annual base salary of $205,000, subject to increases upon review at least once every 12 months. Under the agreement, as amended, either the Company or Dr. Venkataraman may terminate his employment at any time, subject to continuation of salary payment and benefits for three months if the Company terminates Dr. Venkataraman’s employment without cause or Dr. Venkataraman terminates his employment for good reason.

Compensation Policy

The Committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at other emerging pharmaceutical companies. Cash and equity bonuses are awarded typically annually to executive officers based on their achievements against a stated list of objectives developed at the beginning of each year by senior management and the Committee. All executive officers are awarded option grants upon joining the Company that are competitive with those at comparable emerging pharmaceutical companies. In addition, the Committee may award additional stock option grants annually and other equity-based awards. When granting stock options and other equity awards, the Committee considers the recommendation of the Company’s Chief Executive Officer and the relative performance and contributions of each executive officer.

Executive Officer Compensation for 2006

The Committee approved the following compensation, including base salary (effective January 1, 2006) to be paid to the Company’s executive officers:

•                  Mr. Crane. The Committee approved a $225,000 bonus to be paid in 2006 based on Mr. Crane’s and Company achievements in 2005, and the grant of 200,000 shares of restricted Company common stock (“Common Stock”). Mr. Crane’s annual base salary was increased to $400,000 for 2006 from $370,000 in 2005.

•                  Mr. Bishop. The Committee approved a $100,139.18 bonus to be paid in 2006 based on Mr. Bishop’s and Company achievements in 2005, and the grant of an additional option to purchase 50,000 shares of Common Stock. The Committee also approved a $25,000 bonus in September 2005 upon its assessment of corporate and individual performances related to the preparation and filing of the Company’s abbreviated new drug application (the “ANDA”). Mr. Bishop’s annual base salary was increased to $230,431.23 for 2006 from $195,000 in 2005.

•                  Mr. Brugger. The Committee approved a $100,716 bonus to be paid in 2006 based on Mr. Brugger’s and Company achievements in 2005, and the grant of 200,000 shares of restricted Common Stock. The Committee also approved a $25,000 bonus in September 2005 upon its assessment of corporate and individual performances related to the preparation and filing of the ANDA. Mr. Brugger’s annual base salary was increased to $279,912 for 2006 from $261,600 in 2005.

•                  Mr. Shea. The Committee approved an aggregate $52,000 bonus to be paid in 2006 based on Mr. Shea’s and Company achievements in 2005, and the grant of an additional option to purchase 18,750 shares of Common Stock. Mr. Shea’s annual base salary was increased to $230,000 for 2006 from $208,000 in 2005.

•                  Dr. Venkataraman. The Committee approved an aggregate $100,200 bonus to be paid in 2006 based on Dr. Venkataraman’s and Company achievements in 2005, and the grant of 200,000 shares of restricted Common Stock. The Committee also approved a $25,000 bonus in September 2005 upon its assessment of corporate and individual performances related to the preparation and filing of the ANDA. Dr. Venkataraman’s annual base salary was increased to $278,400 for 2006 from 240,000 in 2005.

•                  Dr. Whoriskey. The Committee approved an aggregate $33,696 bonus to be paid in 2006 based on Dr. Whoriskey’s and Company achievements in 2005, and the grant of an additional option to purchase 18,750 shares of the Common Stock. The Committee also approved a $2,000 bonus in September 2005 upon its assessment of corporate and individual performances related to the preparation and filing of the ANDA. Dr. Whoriskey’s annual base salary was increased to $194,688 for 2006 from $187,200 in 2005.

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